Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Metro Bancorp, Inc.
Harrisburg, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-161114, and No. 333-169683) and Form S-3D (No. 333-87329 and No. 333-178371) and Form S-8 (No. 333-82083, No. 333-82085, No. 333-87313, No. 333-61634, No. 333-61636, No. 333-122490, No. 333-128382, No. 333-155930, No. 333-155931, No. 333-169684, and No. 333-169712) of Metro Bancorp, Inc. of our reports dated March 16, 2015, relating to the consolidated financial statements, and the effectiveness of Metro Bancorp, Inc.’s internal control over financial reporting, which appear in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 16, 2015